Exhibit 99.3

UNITED STATES BANKRUPTCY COURT FOR THE

EASTERN DISTRICT OF PENNSYLVANIA

	:	Chapter 11
:
In re:	:	Bankruptcy No. 13-13972 (JKF)
:
SKINNY NUTRITIONAL CORP.,	:
	:	Hearing Date: August 20, 2014
Debtor.	:	Hearing Time: 9:30 a.m.
	:	Hearing Place: Courtroom 3
:

MODIFICATIONS TO THE DEBTOR’S FIRST AMENDED PLAN OF LIQUIDATION

DATED JULY 10, 2014 [DOCKET NO. 282]

Skinny Nutritional Corp. (the “Debtor”), by and through its undersigned counsel, Obermayer Rebmann Maxwell & Hippel LLP, hereby proposes, pursuant to Federal Rule of Bankruptcy Procedure (“Rule”) 3019 the following modifications (the “Modifications”) to its First Amended Plan of Liquidation, dated July 10, 2014 [Docket No. 282] (the “Plan”). The Debtor intends to modify the Plan by the following language, which the Debtor incorporates into the Plan as follows, with the additional language identified as underlined at the end of each section to be modified:

1.     Pursuant to the Modifications, the Debtor proposes to modify Article VIII, § 8.2 of the Plan as follows:

8.2   Exculpation and Release of Debtor, Professionals, and Officers. Except to the extent arising from willful misconduct or gross negligence, any and all Claims, liabilities, causes of action, rights, damages, costs and obligations held by any party against the Debtor, and its respective attorneys, accountants, financial advisors, agents and other professionals, and its officers, directors and employees, whether known or unknown, matured or contingent, liquidated or unliquidated, existing, arising or accruing, whether or not yet due in any manner arising between the Petition Date and the Effective Date and related to the administration of the Chapter 11 Case or the formulation, negotiations, prosecution or implementation of this Plan, shall be deemed fully waived, barred, released and discharged in all respects, except as to rights, obligations, duties, claims and responsibilities preserved, created or established by terms of this Plan. Notwithstanding the foregoing, nothing in this section 8.2 or otherwise in this Plan shall release any claim or cause of action of United Capital Funding Corporation against the Debtor’s principal, Michael Salaman, or any other obligor to United Capital Funding Corporation.

2.    The Debtor further proposes an additional Modification to the Plan at Article VIII, § 8.3 as follows:

8.3   Injunction Enjoining Holders of Claims Against the Debtor. This Plan is the sole means for resolving, paying or otherwise dealing with Claims and Interests. To that end, except as expressly provided herein, at all times on and after the Effective Date, through and including the date of entry of a Final Decree closing the Chapter 11 Case, all Persons who have been, are, or may be holders of Claims against or Interests in the Debtor arising prior to the Effective Date, shall be enjoined from taking any of the following actions against or affecting the Liquidating Trustee, the Debtor, the Liquidating Trust, its estates, or its property, including the Assets, with respect to such Claims or Interests other than actions brought to enforce any rights or obligations under this Plan:

(a)     commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Debtor, its Estates, the Liquidating Trust or its property (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date);

(b)     enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree, or order against the Debtor, its estate, the Liquidating Trust or its Assets;

(c)     creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtor, its estate, the Liquidating Trust or its Assets;

(d)     asserting any right or subrogation, or recoupment of any kind, directly or indirectly against any obligation due to the Debtor, its estate, the Liquidating Trust or its Asset; and

2

(e)     proceeding in any manner in any place whatsoever against the Debtor, its estate, or its Assets that does not conform to or comply with the provisions of this Plan. Notwithstanding the foregoing, nothing in this section 8.3 or otherwise in this Plan shall enjoin any claim or cause of action of United Capital Funding Corporation against the Debtor’s principal, Michael Salaman, or any other obligor to United Capital Funding Corporation.

3.     The Debtor avers that the two requested Modifications to the Plan are permissable under Rule 3019.

4.     The Debtor avers that proposed Modifications do not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the Modifications. Specifically, the Modifications acknowledge the pre-petition personal guaranties of the obligations the Debtor owes to United Capital funding Corporation. No party in interest is adversely affected by the Modificiations.

5.     The Debtor requests that the Court, as part of the confirmation order, deem the Modifications accepted by all creditors and equity holders who have previously accepted the Plan, as permitted by Rule 3019.

6.     The Debtor further requests that the Court find that further disclsoure and voting are not required for the Modifications.

7.     The Debtor has, contemporaneous with the filing of the Modifications, made service of the Modifications upon counsel to United Capital Funding Corporation, Michael Salaman and the Office of the United States Trustee.

3

WHERFORE, the Debtor prays that this Court, in the Confirmation Order: (a) find that the Modifications after Plan voting do not require further notice or voting; (b) find that the Modifications do not adversely affect the interest of any creditor or equity holder who has not voted to accept of the Plan; (c) deem the Modifications, as filed, to be incorporated into and approved as part of confirmation of the Plan, and (d) deem the Plan accepted by those creditors voting in favor of the Plan; and (e) provide such other and further relief as the court deems just and equitable.

Respectfully submitted,

Dated: August 18, 2014	/s/ Edmond M. George
Edmond M. George, Esquire
Michael D. Vagnoni, Esquire
Obermayer Rebmann Maxwell & Hippel LLP
One Penn Center – Suite 1900
1617 JFK Boulevard
Philadelphia, PA 19103
(215) 665-3140

Counsel to Skinny Nutritional Corp.

4